Exhibit 99.6

October 30, 2015

Board of Directors

Rentrak Corporation

7700 NE Ambassador Place, 3rd Floor

Portland, OR 97220 – 1393

Re: Initially Filed Registration Statement on Form S-4 of comScore Inc., filed October 30, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 29, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than comScore Inc. (“comScore”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Rentrak Corporation (“Rentrak”) of the exchange ratio of 1.15 shares of common stock, par value $0.001 per share, of comScore to be paid for each Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015, by and among comScore, Rum Acquisition Corporation, a wholly owned subsidiary of comScore, and Rentrak.

The Opinion Letter is provided for the information and assistance of the Board of Directors of Rentrak in connection with its consideration of the transaction contemplated therein. We understand that Rentrak has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Board Recommendations—Opinion of Rentrak’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Reasons for the Merger—Recommendation of the Rentrak Board of Directors; Rentrak’s Reasons for the Merger” and “The Merger—Opinion of Rentrak Financial Advisor” and to the inclusion of our Opinion Letter as an annex to the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)